Exhibit 10.108

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia V6V 2J1

May 10, 2007

Re:           Consent to issue additional share purchase options

Thank you for providing us with your consent to the matters addressed in our letter dated January 19, 2007 and February 16, 2007.  In permitting us to reprice options and grant shares to employees and ex-employees, you provided valuable assistance in our continuing effort to add efficiencies to our operations.  However, in the process we have realized that we omitted the repricing of options to an employee on maternity leave. As such, we are now requesting that you consent to our repricing an additional 75,000 share purchase options held by our employees.   Therefore, we hereby request that you consent to the repricing of these additional 75,000 share purchase options to a price equal to $0.035 effective January 19, 2007 with the understanding that this repricing will not result in any adjustment of the conversion or exercise price under price adjustment clause(s) contained in any of the Financial Instruments listed below.

To the Company’s knowledge, the following is a list of the Financial Instruments, the face amount of the Financial Instruments, and the names of the persons to whom these Financial Instruments were issued:

Date of Instrument	Financial Instrument	Amount	Held by
March 22, 2005	5% convertible preferred stock and warrants	$ 4.0 million	Cornell Capital Partners, LP (“Cornell”)
May 27, 2005	5% convertible debenture and warrants	$ 1.5 million	Cornell
Dec. 30, 2005	10% convertible debenture and warrants	$ 8.0 million	Xentennial Holdings Limited (“Xentennial”)
January 23, 2007	10% convertible debenture	$ 684,000	Xentennial Holdings Limited (“Xentennial”)
February 9, 2007	10% convertible debenture	$ 334,000	Xentennial Holdings Limited (“Xentennial”)
March 2, 2007	10% convertible debenture	$ 782,000	Xentennial Holdings Limited (“Xentennial”)
April 27, 2007	10% convertible debenture	$ 1.15 million	Xentennial Holdings Limited (“Xentennial”)
Dec. 30, 2005	10% convertible debenture and warrants	$ 20.0 million	Starome Investments Limited (“Starome”)
Dec. 30, 2005	10% convertible debenture and warrants	$ 2.0 million	Staraim Enterprises Limited (“Staraim”)

By executing this consent and waiver in the space provided below, each holder of a Financial Instrument hereby consents to the repricing of an additional 75,000 share purchase options, for an aggregate total of up to 8.6 million share purchase options, held by employees of the Company to a price equal to the market price on the date of repricing and the signatory hereby waives application of any price adjustment clause contained in any Financial Instrument directly or indirectly owned by the signatory that would otherwise have had effect upon the occurrence of any one or more of the foregoing.

Yours very truly,

Cornell Capital Partners, LP /s/ Mark Angelo By: Mark Angelo Title: President and Portfolio Manager	Xentennial Holdings Limited /s/ Mark Angelo By: Mark Angelo Title:
Starome Investments Limited /s/ Michael Weiss By: Michael Weiss Title: Director	Staraim Enterprises Limited /s/ Mark Angelo By: Mark Angelo Title:

TAIB Bank, B.S.C.	Certain Wealth Ltd

/s/ Larry Chaleff	/s/ Larry Chaleff
By: Larry Chaleff	By: Larry Chaleff
Its: Authorized Person	Its: Authorized Person